Employment Agreement

This employment agreement (the "Agreement") is made and entered into as of February 8, 2008, by and between Galaxy Gaming, Inc., a Nevada corporation (the "Company") and William E. O'Hara (the "Employee")

Recitals

A. The Company is engaged in the business of developing, distributing and otherwise commercializing gaming equipment, games, operating systems for gaming equipment and related products and services throughout the United States, Canada and other countries.

B. Employee understands that Employee will be employed in a sensitive position with access to, and requiring knowledge of confidential and commercially valuable information of the Company and its subsidiaries and affiliates, the unauthorized use or disclosure of which, during and following Employee's separation of employment, could cause the Company and its subsidiaries serious and irreparable injury.

C. Employee also acknowledges that, by virtue of Employee's position with the Company, Employee will have dealings with customers who have close and ongoing relationships with the Company and that Employee's competition for or ·solicitation of such customers following Employee's separation of employment would cause the Company serious and irreparable injury.

D. Employee acknowledges that the Company would not have entered into this Agreement without Employee's express understanding of and agreement with the confidentiality, non-competition and non-solicitation provisions set forth in this Agreement.

E. The Company desires to employ Employee, and Employee desires to serve as an employee of the Company, on the terms and conditions set forth in this Agreement.

In consideration of the mutual covenants and promises of the parties, the Company and Employee agree as follows:

1. Duties

During the Term of this Agreement, Employee will be employed by the Company to serve as Operations Manager of the Company and its subsidiaries and affiliates. If the Company achieves public company status during the Term, Employee's title will be Chief Operating Officer but all other terms and conditions of this Agreement shall continue in effect unchanged. Employee shall devote substantially all of Employee's business time, attention, energy, knowledge, and skill solely and exclusively to the conduct of the business of the Company as may be reasonably necessary to effectively discharge Employee's duties under this Agreement and, subject to the supervision and direction of the Chief Executive Officer of the Company, will perform those duties and have such authority and _ powers as are customarily associated with the offices of a Chief Operating Officer of a company engaged in a business that is similar to the business of the Company and/or assigned to him by the President, including (without limitation): (a) the authority to direct and manage the day-to-day operations and affairs of the Company and (b) the authority to hire and discharge employees of the Company. Unless the parties agree otherwise in writing, during the term of this Agreement, Employee will not be required -to -perform services; under –this Agreement other than at Company's principal place of business in Clark County, Nevada; provided, however, that Company may, from time to time, require Employee to travel temporarily to other locations on the Company's business. Prior written consent of Company shall be required before Employee may undertake to perform any services whether .as an employee, consultant, officer, director, etc. of a business, commercial or professional nature, whether for compensation or otherwise. Although Company's consent may not be unreasonably withheld, it shall hereby be deemed reasonable for Company to deny its consent with respect to any and all outside gaming activities.

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2. Term of Employment

2.1 Definitions

For purposes of this Agreement the following terms have the following meanings:

(a) "Severance Period"-means that period of time commencing on the date that a Termination Other than for Cause is effected and continuing for twelve (12) months if the Termination Other than for Cause is effected during the first twelve (12) months of the contract, nine (9) months if the Termination Other than for Cause is effected during the second twelve (12) months of the contract and six (6) months if the Termination other than for Cause is effected at any time thereafter.

(b) "Termination ·for Cause" means termination by Company of Employee's employment by reason of: (i) Employee's material fraud, dishonesty, willful misconduct or gross negligence in the performance of Employee's duties hereunder, including willful failure to perform such duties as may be properly assigned him hereunder; (ii) Employee's breach of the Confidentiality or Non-competition provisions of this Agreement at Sections 5.1 and 5.2; (iii) Employee's material breach of any provision of this Agreement; (iv) Employee's willful or habitual failure to abide by the policies established by the Company; (v) by reason of Employee's gross negligence or intentional misconduct with respect to the performance of Employee's duties under this Agreement (vi) conviction of or a guilty or nolo contendre plea to a felony or misdemeanor involving moral turpitude; or (vii) Employee's failure to qualify (or, having so qualified, being thereafter disqualified or suspended) or Company's reasonable determination that Employee would not qualify or would not continue to be qualified under any suitability or licensing requirements to which Employee may be subject by reason of Employee's position with the Company or any of its subsidiaries or affiliates, under the laws of any applicable gaming jurisdiction, except that any such failure to qualify or disqualification or suspension resulting from Employee's corporate conduct, rather than individual conduct, shall not constitute Termination for Cause hereunder; provided however that unless such cause constitutes a crime or jeopardizes the safety or welfare of the Company's property, licenses,' employees, or customers (in which case no cure period shall apply) no such termination will be deemed a Termination for Cause under subsections 2.1(a)(iii), (iv) or (v) unless the Company has provided Employee with written notice of what it reasonably believes are the grounds for any Termination for Cause and Employee fails to cure such grounds to the Company’s reasonable satisfaction during the 30 day period following receipt of such written notice.

(c) "Termination Other than for Cause" means termination by Company of Employee's employment at any time in the Company's sole discretion for reasons other than those which constitute Termination for Cause.

(d) "Voluntary Termination" means termination by the Employee of the Employee's employment with the Company, excluding termination by reason of Employee's death or disability as described in Sections 2.5 and 2.6.

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2.2 Basic Term

The Term of employment of employee by the company will commence on February 18, 2008 and will extend through the period ending on February 28, 2011 (the "Termination Date"). Company and Employee may extend the term of this Agreement by mutual written agreement.

2.3 Termination for Cause

Termination for Cause may be effected by Company at any time during the term of this Agreement and may be effected by written notification to Employee; provided, however, that no Termination for Cause will be effective unless Employee has been provided with the prior written notice and opportunity for remedial action described in Section 2.1(a). If the Company believes Employee has engaged in conduct that would constitute Termination for Cause, the Company may suspend Employee with pay ·until such time as Company has made a decision whether to terminate Employee for cause. Upon Termination for Cause, Employee is to be immediately paid all accrued salary, incentive compensation to the extent earned, vested deferred compensation (other than stock, pension or profit sharing plan benefits, which will be paid in accordance with the applicable plan), accrued vacation pay and reimbursable business expenses, all to the date of termination, but Employee will not be paid any severance compensation. All the provisions and obligations of Employee under Sections 5.1 and 5.2 will survive Termination for Cause.

2.4 Termination Other Than for Cause

Notwithstanding anything else in this Agreement, Company may effect a Termination Other Than for Cause at any time upon giving notice to Employee of such Termination Other Than for Cause. Upon any Termination Other Than for Cause, Employee will immediately be paid all accrued salary, all incentive compensation to the extent earned, severance compensation as provided in Section 4, vested deferred compensation (other than stock, pension or profit sharing plan benefits, which will be paid in accordance with the applicable plan), accrued vacation pay and reimbursable business expenses, all to the date of termination. All the provisions and obligations of Employee under Sections 5.1 and 5.2 will survive Termination Other Than for Cause.

2.5 Termination Due to Disability

In the event that, during the term of this Agreement, Employee should, in the reasonable judgment of the Company, fail after reasonable accommodation by Company to perform Employee's duties under this Agreement because of illness or physical or mental incapacity ("Disability ") for more than 30 days in the aggregate in any 12-month period, Company will have the right to terminate Employee's employment under this Agreement by 30 day written notification to Employee and payment to Employee of all accrued salary and incentive compensation to the extent earned, vested deferred compensation (other than stock, pension or profit sharing plan benefits, which will be paid in accordance with the applicable plan), all accrued vacation pay, and reimbursable business expenses all to ·the date of termination. All the provisions and obligations of Employee under Sections 5.1 and 5.2 will survive Termination Due to Disability.

2.6 Death

In the event of Employee's death during the term of this Agreement, Employee's employment is to be deemed to have terminated as of date of death, and Company will pay to Employee's estate accrued salary, incentive compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), accrued vacation pay, and reimbursable business expenses, all to the date of termination. Company shall make the payments to Employee's estate or beneficiary as applicable. If Employee dies during the Severance Period, the remaining Severance due will be paid in a lump sum to the Employee's estate and Employee's estate and/or beneficiary(ies).

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2.7 Voluntary Termination

Employee may voluntarily terminate Employee's employment with the Company by providing the Company with 30-day notice. In the event of a Voluntary Termination, Company will immediately pay to Employee all accrued salary, all incentive compensation to the extent earned, vested deferred compensation (other than pension plan or profit -sharing plan benefits, which will be paid in accordance with the applicable plan), accrued vacation pay, and reimbursable business expenses, all to the date of termination, but Employee will not be paid any severance compensation. All the provisions and obligations of Employee under Sections 5.1 and 5.2 will survive Voluntary Termination.

3. Salary, Benefits and Other Compensation

3.1 Base Salary

As payment for the services to be rendered by Employee as provided in Section 1 and subject to the terms and conditions of Section 2, Company agrees to pay to Employee a "Base Salary," in equal bi-monthly installments. The Base Salary will be as follows:

Month	Monthly Salary
February 2008	$8,000.00 pro-rata
March 2008	$8,000.00
April 2008	$8,500.00
May 2008	$9,000.00
June 2008	$9,500.00
July 2008	$10,000.00
August 2008	$10,500.00
September 2008	$11,000.00
October 2008	$11,500.00
November 2008 and thereafter	$12,000.00

3.2 Revenue Growth Incentive

Company agrees to also pay to Employee a Monthly Gross Recurring Revenue Increase Incentive on the 20th of each month based on the prior month's increase over the highest monthly gross recurring revenue· during the Term. Increased revenue arising from acquisitions, mergers, joint ventures and the like shall not be included. The Monthly Gross Recurring Revenue Increase Incentive will be as follows:

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Month Payable	Monthly Gross Recurring Revenue Increase Incentive
February and March 2008	No Incentive payable
April 2008 based on increase in March 2008	15% of Monthly Gross Recurring Revenue Increase
May 2008 based on increase in April 2008	15% of Monthly Gross Recurring Revenue Increase
June 2008 based on increase in May 2008	15% of Monthly Gross Recurring Revenue Increase
July 2008 based on increase in June 2008	12.5% of Monthly Gross Recurring Revenue Increase
August 2008 based on increase in July 2008	12.5% of Monthly Gross Recurring Revenue Increase
September 2008 based on increase	12.5% of Monthly Gross Recurring Revenue Increase in August 2008
October 2008 based on increase in September 2008	10% of Monthly Gross Recurring Revenue Increase
November 2008 based on increase	10% of Monthly Gross Recurring Revenue Increase in October 2008
December 2008 based on increase	10% of Monthly Gross Recurring Revenue Increase in November 2008
January 2008 and thereafter	10% of Monthly Gross Recurring Revenue Increase

The Monthly Gross Recurring Revenue Increase shall mean that month's increase in gross recurring revenue over the highest monthly gross recurring revenue occurring at any time during the Term. For example:

(a) If the Company's monthly gross recurring revenue in March 2008 is $100,000 and in April 2008 is $110,000, Company would pay to Employee on May 20, 2008 a Revenue Growth Incentive of $10,000.00 x 15% = $1500.00.

(b) If the Company's monthly gross recurring revenue history is as follows:

Month	Gross Monthly Recurring Revenue
March 2008	$100,000
April 2008	$110,000
May 2008	$105,000
June 2008	$108,000
July 2008	$112,000

Employee would receive Revenue Growth Incentives as follows:

Date	Revenue Growth Incentive
May 20, 2008	$10,000 (increase in April) x 15% =.$1500
June 20, 2008	$0 monthly gross recurring revenue decreased in May
July 20, 2008	$0 monthly gross recurring revenue increased in June over May but not over highest previous point which occurred in April
August 20, 2008	$2,000 (increase in July over previous high in April) x 12.5% = $250

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3.3 Section 125 Plan Benefits

As Employee becomes eligible per Company's policy, Employee will receive Section 125 Plan Benefits as a level 4 employee pursuant to Appendix B attached hereto as may be amended from time to time by Company.

3.4 Incentive Bonus Plans

If Company becomes a public company and if there is a public offering, to the extent allowed by Securities and Exchange regulations and other applicable laws and regulations, Employee shall ·be eligible for pre-public offering stock purchase and to participate in any Company stock option programs on the same basis as an employee of comparable position and compensation as Employee, provided however: (i) Company is not obligated to and there is no guaranty that it will become a public company; (ii) Company is making no representation and is not obligated to provide any stock options to its employees or Employee at all; (iii) Company may structure its stock option plan(s), if .any, in its sole discretion in accord with its business plans and purposes; and (iv) the Company's Board of Director(s) shall have sole discretion in determining who may or may not be entitled to stock options under the plan. As Employee becomes eligible, Employee shall be entitled to participate in all bonus, incentive, stock option, savings, and retirement plans, policies, and programs made available by the Company to other peer employees of the Company.

3.5 Benefit Plans

During the term of Employee's employment under this Agreement, the Employee is eligible to participate in all employee benefit plans to the extent maintained by the Company, including (without limitation) any life, disability, health, accident and other insurance programs, paid time off, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determinations of any committee administering such plan or program. On termination of the Employee for any reason, the Employee will retain all of Employee's rights to benefits that have vested under such plans, but the Employee's rights to participate in those plans will cease on the Employee's termination (unless contrary to law, e.g., COBRA rights) unless the termination is a Termination Other Than for Cause, in which case Employee's rights of participation will continue for a period of six (6) months following Employee's termination.

3.6 Withholding of Taxes

The Employee understands that the services to be rendered by Employee under this Agreement will cause the Employee to recognize taxable income, which is considered under the Internal Revenue Code of 1986, as amended, and applicable regulations thereunder as compensation income subject to the withholding of income tax (and Social Security or other employment taxes). The Employee hereby consents to the withholding of such taxes as are required by the Company.

3.7 Paid Time Off

As Employee becomes eligible per Company's policy, Employee will receive paid time off to be used for vacation, sick and/or personal days as a level 4 employee pursuant to Appendix B attached hereto as may be amended from time to time by Company.

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3.7 Expenses

During the term of this Agreement, Company will reimburse Employee for Employee's reasonable out-of-pocket expenses incurred in connection with Company's business, including travel expenses, food, and lodging while away from home, subject to such policies as Company may from time to time reasonably establish for its employees.

3.8 Changes by Company

The Company reserves the right to modify, suspend, not implement or discontinue any and all of the above-mentioned plans, practices, policies, benefits, and programs at any time as long as such action is taken generally with respect to other similarly situated peer employees of the Company and may structure the plan, practices, policies, benefits and programs, if any, in its sole discretion in accord with its business plans and purposes.

4. Severance Compensation

4.1 Termination Other Than for Cause

In the event Employee's employment is terminated in a Termination Other Than for Cause, Employee will be paid as severance pay Employee's Base Salary at that time plus Section 125 plan benefits during the Severance Period, on the dates specified in Section 3.1 for payment of Employee's Base Salary, provided, however, that Employee's entitlement to any such payments or benefits shall be expressly subject to, contingent upon, and in consideration of (i) the continued validity and enforceability of Sections 5.1 and 5.2 hereunder, and (ii) the Company receiving a release prepared by the Company and executed by Employee, waiving and releasing the Company, its subsidiaries and affiliates, and their officers, directors, agents, benefit plan trustees and employees from any and all claims, whether known or unknown, and regardless of type, cause or nature, including but not limited to claims arising under all salary, bonus, stock, paid time off, insurance and other benefit plans and all state and federal anti-discrimination, civil rights and human rights laws, ordinances and statutes, including Title VII of the Civil Rights Act of 1964 and 1991, the Age Discrimination in Employment Act as amended by the Older Worker's Benefit Protection Act of 1990, and the American's with Disabilities Act covering Employee's employment with the Company, its subsidiaries and affiliates, and the cessation of that employment.

During the Severance Period, Employee shall remain an employee of the Company solely for group health and life insurance purposes and for the ability to exercise stock options, and shall receive service credit therefore during that period. Employee will be responsible for the employee portion of the cost of such insurance during the Severance Period similar to other employees.

Notwithstanding anything to the contrary in this Section 4.1, the Company's obligations under this Section 4.1 shall cease (except for obligations pursuant to the terms of any benefit plan or law, e.g., COBRA) and Employee shall immediately return all severance payments previously received during the Severance Period if Employee breaches in any material respect any of the covenants set forth in Sections 5.1 or 5.2 of this _Agreement and such breach is not cured to the Company's satisfaction within ten days from the date written notice thereof is given to Employee by the Company. Employee understands that the Company additionally shall have the right to seek enforcement of Employee's obligations under Sections 5.1 and 5.2

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4.2 Other Termination

In the event of a Voluntary Termination, Termination for Cause, Termination for Death, or Termination Due to Disability, Employee or Employee's estate will not be entitled to any severance pay.

5. Confidentiality and Non-competition

5.1 Confidentiality

(a) Employee's position with the Company will or has resulted in exposure and access to confidential and proprietary information which Employee did not have access to prior to holding the position, which information is of great value to the Company and the disclosure of which, directly or indirectly, would be irreparably injurious and detrimental to -the Company. Employee agrees to use best efforts and to observe the utmost diligence to guard and protect all confidential or proprietary information relating to the Company from disclosure to third parties. Employee shall not at any time use or make available, either directly or indirectly, to any competitor or potential competitor of the Company or any of its subsidiaries, or their affiliates or divulge, disclose, communicate to any firm corporation or other business entity in any manner whatsoever, any confidential or proprietary information covered or contemplated by this Agreement, unless expressly authorized to do so by the Company in writing.

(b) For the purpose of this Agreement, "Confidential Information" shall mean all information of the Company, its subsidiaries and affiliates, relating to or useful in connection with the business of the Company, its subsidiaries or affiliates, whether or not a "trade secret" within the meaning of applicable law, which is not generally known to the general public and which has been or is from time to time disclosed to, developed by or learned by Employee as a result of employment with the Company. Confidential Information includes, but is not limited to the Company's product development and marketing programs, data, future plans, formulas, finances, profits, sales, net income, indebtedness, financial management systems, pricing systems, methods of operation and determination of prices, processes, trade secrets, client and customer lists, suppliers, organizational charts, salary and benefit programs, training programs, computer software, development or experimental work, business records, files, drawings, prints, prototyping models, letters, notes, notebooks, reports, and copies thereof, whether prepared by him or others, and any other information or documents which Employee is told or reasonably ought to know that the Company regards is confidential. Confidential Information is not information which is or becomes generally known other than through Employee's acts in violation of this Agreement. Disclosures made by the Company to governmental authorities, to its customers or potential customers, to its suppliers or potential suppliers; to its employees or potential employees, to its consultants or potential consultants or disclosures made by the Company in any litigation or administrative or governmental proceedings shall not mean that the matters so disclosed are available to the general public.

(c) Employee agrees that all records, reports, notes, compilations, or other recorded matter, and copies or reproductions thereof, relating to the Confidential Information or any other aspect of the Company's operations, activities or business, made or received by Employee during any period of employment with the Company whether or not Confidential Information (including but not limited to, documents, reports, correspondences, computer printouts, work papers, files, computer lists, telephone and address books, rolodex cards, computer tapes, disks, and any and all records in Employee's possession (and all copies thereof) containing any such information created in whole or in part by Employee within the scope of Employee's employment, even if the items do not contain Confidential Information) are and shall be the Company's exclusive property, and Employee will keep the same at all times in the Company's custody and subject to its control, and will promptly deliver the same to Company upon termination of Employment for any reason whatsoever (or at any prior time at the request of the Company).

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(e) This paragraph and any of its provisions will survive Employee's separation of employment for any reason, provided that Employee shall continue to be bound by the confidentiality obligations contained in this Agreement for two (2) years after the termination of employment, except that confidentiality obligations with respect to any information that constitutes a trade secret and has been designated in writing as such shall continue in effect for so long as the information remains a trade secret.

5.2 Non-competition

Employee shall execute simultaneously with this Agreement the Employee Non-Competition and Non-Solicitation Agreement attached as Appendix A.

5.3 Injunctive Relief

Employee acknowledges and agrees that the terms provided in Sections 5.1 and 5.2 are the minimum necessary to protect the Company, its affiliates and subsidiaries, its successors and assigns in the use and enjoyment of the confidential information and the good will of the business of the Company. Employee further agrees that damages cannot fully and adequately compensate the Company in the event of a breach or violation of the restrictive covenants (Confidential Information and non-competition) and that without limiting the right of the Company to pursue all other legal and equitable remedies available to it, that the Company shall be entitled to injunctive relief, including but not limited to a temporary restraining order, temporary injunction and permanent injunction against Employee and every other person or entity concerned thereby, to prevent any such violations or any continuation of such violations for the protection of the Company. The granting of injunctive relief will not act as a waiver by the Company to pursue any and all additional remedies. EMPLOYEE AGREES TO PAY THE COSTS, EXPENSES AND REASONABLE ATTORNEY FEES INCURRED BY THE COMPANY IN PURSUING ANY OF ITS RIGHTS WITH RESPECT TO SUCH VIOLATIONS, IN ADDITION TO THE ACTUAL DAMAGES SUSTAINED BY THE COMPANY AS A RESULT THEREOF.

6. Assignment of Inventions

All processes, discoveries, developments, designs, · ideas, innovations, improvements, formulas, processes, techniques, know-how, data, inventions, patents, copyrights, trademark?, and other intangible rights (collectively the "Inventions") that may be. made, conceived, reduced to practice, developed or learned by Employee, either alone or with others, during the term of .Employee's employment, whether or not conceived or developed during Employee's working hours, that relate at the time of conception or reduction to practice of the Invention to the business of the Company or to Company's actual or demonstrably anticipated research and development, or that result from any work performed by Employee for Company, will be the sole property of Company, and Employee hereby assigns to the Company all of Employee's right, title and interest in and to such Inventions. Employee must disclose to Company all inventions conceived during the term of employment, whether or not the invention constitutes property of Company under the terms of this Section, but such disclosure will be received by Company in confidence. Employee must execute all documents, including applications, assignments, etc., required by Company to establish Company's rights under this Section. If Company is unable for any reason whatsoever, including Employee's mental or physical incapacity, to secure Employee's signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations (or on any document transferring ownership thereof) covering inventions or original works of authorship assigned to Company under this Agreement, the Employee hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Employee's agent and attorney in fact, to act for and in Employee's behalf and stead to execute and file any such applications and documents and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations or transfers thereof with the same legal force and effect as if executed by the Employee. This appointment is coupled with an interest in and to the inventions and works of authorship and shall survive Employee's death or disability. Employee hereby waives and quitclaims to Company any and all claims, of any nature whatsoever, which Employee now or may hereafter have for infringement of any patents or copyright resulting from or relating to any such application for letters patent or copyright registrations assigned hereunder to Company.

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7. Miscellaneous

7.1 Waiver

The waiver of any breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision of this Agreement.

7.2 Notice

All notices and other communications under this Agreement must be in writing and must be given by personal delivery, telecopy, or first class mail, certified or registered with return receipt requested, and will be deemed to have been duly given upon actual receipt or refusal of receipt if personally delivered; five (5) days after mailing, if mailed; or 48 hours after transmission, if delivered by telecopy, to the respective persons named below. Mailed notices shall be addressed to parties at the addresses set forth below, but each party may change its address by written notice duly given pursuant to this Section 7.2.

If to Employee:	William E. O'Hara 554 Eagle Perch Place Henderson, Nevada 89012
If to Company:	Robert Saucier President Galaxy Gaming, Inc. 6980 O'Bannon Drive Las Vegas, Nevada 89117
With a copy to:	Stephen Sanville General Counsel Galaxy Gaming, Inc. 6980 O'Bannon Drive Las Vegas, Nevada 89117

7.3 Arbitration

(a) Any controversy or claim arising out of or relating of this Agreement shall be settled by binding arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes (including the Optional Rules for Emergency Measures Of Protection) and judgment on the award entered in any court having jurisdiction.

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(b) The arbitration proceedings shall be conducted before a panel of three neutral arbitrators, all of whom shall be members of the bar of the state of Nevada, actively engaged in the practice of employment law for at least ten years.

(c) Either party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy otherwise resolved. Either party also may, without waiving any remedy under this Agreement, seek .from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the arbitral tribunal's determination of the merits of the controversy.

(d) Each party shall bear its own costs, expenses and attorneys fees and an equal share of the arbitrators' and administrative fees of arbitration.

(e) Except as may be required by law, neither a party nor an arbitrator may disclose the existence content or results of any arbitration hereunder without the prior written consent of both parties. All documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy, available for the inspection only of the Company or Employee and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in secrecy until such information shall become generally known.

(f) The place of arbitration shall be Clark County, Nevada.

(g) In consideration for and as a material condition of Employee's employment with the Company, Employee agrees that final and binding arbitration is the exclusive means for resolving any claim or controversy arising out of or related to this Agreement. This Agreement is a waiver of all rights Employee may have to a civil court action. Accordingly, only an arbitrator, not a judge or jury, will decide the dispute, although the arbitrator has the authority to award any type of relief that could otherwise be awarded by a judge or jury.

7.4 Governing Law; Partial Invalidity; Jurisdiction and Venue

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflict law applicable to contracts made and to be performed with such state.

(b) The Agreement shall be liberally construed to maximize protection of the Company's rights in confidential information and customer relations. If any provision of this Agreement is held to be overly broad, invalid or otherwise unenforceable under the applicable law and circumstances by the reviewing court, Employee agrees to modification or reduction of the scope of such provision as such court deems necessary and appropriate to permit its enforcement as modified. The invalidity or unenforceability in whole or part, of any provision of this Agreement shall not affect the validity or enforceability of any other provision unless otherwise indicated in this Agreement.

(c) Any judicial-proceeding seeking to enforce any provision of, or based--on any right arising out of, this Agreement or any agreement identified herein may be brought the in state or federal courts in Clark County, Nevada and by the execution and delivery of this Agreement, each of the parties hereto accepts for itself: the jurisdiction of the aforesaid courts and irrevocably consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such proceedings, and waives any objection to venue laid therein.

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This Agreement and the rights, interests and benefits hereunder are personal to the Employee and shall not be assigned, transferred or pledged in any manner by Employee or any personal representatives, heirs, administrators, distributes or any other person claiming under Employee by virtue of this Agreement. This Agreement and all of the Company's rights and obligations hereunder may be assigned, without Employee's consent, to any entity which acquires substantially all of the assets of the Company or which merges with the Company and which agrees to be bound hereby.

7.6 No Conflicting Agreement

By signing this Agreement Employee warrants that Employee is not a party to any restrictive covenant, agreement, or contract which limits the performance of Employee's duties and--responsibilities under this Agreement or under which such performance would constitute a breach.

7.7 Indemnification

The Company agrees that it will indemnify and hold the Employee harmless to the fullest extent permitted by applicable law from and against any loss, cost, expense or liability resulting from or by reason of the fact of the Employee's employment hereunder, whether as an officer, employee, agent, fiduciary, director or other official of the Company, except to the extent of any expenses, costs, judgments, fines or settlement amounts which result from Employee's conduct which is determined by a court of competent jurisdiction to be knowingly fraudulent or deliberately dishonest or to constitute some other type of willful misconduct.

7.8 Survival of Provisions

The provisions of this Agreement shall survive any separation of Employee if so provided herein and if necessary or desirable fully to accomplish the purpose of such provisions, including without limitation the rights and obligations of the Employee under Paragraphs Separation of Employment, Confidentiality, Assignment hereof.

7.9 Miscellaneous

The Section headings herein are for convenience only and shall not affect the meaning or interpretation of the contents hereof. This Agreement and -referenced Appendixes contain the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings, plans and negotiations, whether written or oral, between the parties with respect to .the subject matter hereof, including but not limited to any past or future compensation, bonuses, reimbursements, or other payments to Employee from Company. In entering this Agreement, neither party relies on any inducements, promises or representations of the other that do not appear herein. No supplement or modification of this Agreement shall be binding unless in writing and signed by both parties. This Agreement may be -executed in multiple counterparts; each of which shall be deemed an original and all of which together shall constitute one instrument. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representative, successors and permitted assigns.

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EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS HAD SUFFICIENT OPPORTUNITY TO REVIEW THIS AGREEMENT WITH EMPLOYEE'S ATTORNEY. IF EMPLOYEE DID NOT DO SO, IT IS BECAUSE EMPLOYEE READ AND UNDERSTOOD THE ENTIRE AGREEMENT AND VOLUNTARILY CHOSE NOT TO OBTAIN LEGAL ADVICE. EMPLOYEE AGREES THAT THE RESTRICTIONS CONTAINED IN THIS AGREEMENT ARE FAIR AND APPROPRIATE UNDER THE CIRCUMSTANCES.

IN WITNESS WHEREOF, the parties hereto have knowingly and voluntarily executed the Agreement as of the day and year first written above.

WILLIAM E. O’HARA	GALAXY GAMING, INC.

/s/ William E. O’Hara	/s/ Robert Saucier
Signature	Robert Saucier, President

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APPENDIX A OF WILLIAM E. O'HARA EMPLOYMENT AGREEMENT

Employee Non-competition and Non-solicitation Agreement

THIS AGREEMENT is made and entered into this 8th day of February, 2008, by and between Galaxy Gaming, Inc., a Nevada corporation ("Company") and William E. O'Hara ("Employee")

WHEREAS, the Company desires to employ Employee or to continue to employ Employee, and Employee desires to perform services for the Company in a position which will allow Employee access to various trade secrets and confidential information belonging to the Company and which will require Employee to perform services of a unique and special nature;

WHEREAS, in the case of a new employee, as a condition of Employee's employment, or in the case of an existing Employee, as a condition of Employee's continued employment, raise or promotion, the Company desires to receive from Employee covenants (a) not to engage, directly or indirectly, in competition with the Company; (b) not to solicit any employee of the Company to terminate his or her employment with the Company; and (c) not to solicit any _customer of the Company to terminate her or his relationship with the Company; and

WHEREAS, the Company and Employee desire to set forth in writing the terms and conditions of their agreements and understandings with respect to these covenants against competition, disclosure of confidential information, solicitation of employees, and solicitation of customers, as this Agreement is a condition of Employee's employment or continued employment and ancillary thereto, and does not purport to set forth all the terms of such employment.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and as a condition of Employee's hiring or continued employment by the Company, and the compensation now and hereafter paid to Employee, Employee hereby acknowledges and agrees with the Company as follows:

1. Acknowledgments

The Company is engaged in the business of developing, distributing and otherwise commercializing table games and side bets relate to table games for casino customers and is currently developing other table game related gaming equipment, including games, operating systems for game tracking, wagering, accounting and bonus systems, for distribution to casino customers (the Company's "Business Activities"). Employee acknowledges that the Company's business and services are highly specialized, the identity and particular needs of the Company's - customers and suppliers are not generally known, and the documents and information regarding the Company's customers, suppliers, services, methods · of operation, sales, pricing,· costs, methods of determination of prices, financial condition, profits, sales, net income, and indebtedness are highly confidential and constitute trade secrets. Employee further acknowledges that the services rendered to the Company by Employee have been or will be of a special and unusual character which have a unique value to the Company and that Employee has had or will have access to trade secrets and confidential information belonging to the Company, the loss of which cannot adequately be compensated by damages in an action at law.

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2. Covenant Against Competition

2.1 Employee acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character, that the business of the Company is national in scope, that its products are marketed throughout the United States, Canada and internationally (the "Market Area"), and that the Company competes with other organizations that are or could be located in any part of the Market Area. As an inducement for Company to enter into the Employment Agreement and in consideration of the employment of Employee and the severance pay, benefits and in consideration of continued employment by the Company, Employee hereby covenants and agrees that Employee shall not during the Employment Period, except in the course of Employee's employment hereunder, and for a period of twelve (r2) months thereafter, directly or indirectly engage or invest in, own, manage, operate, control or participate in the ownership, management, operation or control of, be employed, associated or in any manner connected with, or render services or advice to, any business whose products or activities compete in whole or in part with the Business Activities of the Company, within the Geographic Territories within the Market Area in which the Company at any time during the Employment Period conducts its Business Activities; provided, however, that Employee may invest in up to (but not more than) four percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.) If the location where the Company has engaged in Business Activities or provided services to customers is within an area in which gaming activities are regulated by a governmental (state, county, provincial, tribal, country, etc.) body the term "Geographic Territories" shall be all of the geographic area over which the applicable governmental body has jurisdiction.

2.2 During a period twelve (12) months immediately following the termination of Employee's employment, whether with or without cause, Employee shall notify Company in writing by U.S. Mail, return receipt requested, within five days of accepting employment with any other employer (including self-employment) or otherwise participating in any activities prohibited by Section 2.1 above. Said notice shall include the name, address, and telephone number of the new employer(s), the date employment began, and the duties to be performed by Employee.

2.3 Employee further agrees that upon termination employment, whether with or without cause, Employee will notify any new employer, partner, associate or any other person, .firm or corporation with whom Employee becomes associated in any capacity whatever, of the provisions of this Agreement and that Company may give similar notice of it.

3. Non-solicitation of Employees

During the term of Employee's employment with the Company and for a period of twelve (12) months from the voluntary or involuntary termination of Employee's employment with the Company for any reason whatsoever, Employee shall not, either on her or his own account or for any person firm, partnership, corporation, or other entity (a) solicit, interfere with, or endeavor to cause any employee of the Company to leave his or her employment, or (b) induce or attempt -to induce any such employee to breach her or his employment agreement with the Company.

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4. Non-solicitation of Customers, Suppliers, etc.

During the term of Employee's employment with the Company and for a period of twelve (12) years from the voluntary or involuntary termination of Employee's employment with the Company for any reason whatsoever, Employee shall not, either on her or his own account or for any person, firm, partnership, corporation, or other entity take any action or perform any services which are similar to the actions taken or services performed by Employee for the Company during said time which actions or services are designed to, or in fact call upon, compete for, solicit, divert, or take away, or attempt to divert or take away, any of the customers, suppliers, endorsers or advertisers of the Corporation.

5. Remedies

If Employee breaches this Agreement, any stock options (whether unvested or vested) received under any Company plan by Employee shall be immediately terminated and cancelled. In addition to all of the remedies otherwise available to the Company, including, but not limited to, recovery from Employee of damages and reasonable attorneys fees incurred in the enforcement of this Agreement, the Company shall have the right to injunctive relief to restrain and enjoin any actual or threatened breach of the provisions of this Agreement. All of the Company's remedies for breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any other remedies. If either party to this Agreement shall bring any action for any relief against the other, declaratory or otherwise, arising out of this Agreement, the losing party shall pay to the prevailing party a reasonable sum for attorney fees and costs incurred in bringing such suit and/or enforcing any judgment granted therein.

6. Reasonableness of Restrictions

Employee has carefully read and considered the provisions hereof and, having done so, EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE RESTRICTIONS SET FORTH IN 2, 3 AND 4 OF THIS AGREEMENT ARE FAIR AND REASONABLE BOTH AS TO TIME AND GEOGRAPHIC LIMITATION IN LIGHT OF THE FACT THE COMPANY, ITS AFFILIATES AND SUBSIDIARIES, SOLICIT CUSTOMERS THROUGHOUT THESE GEOGRAPHIC TERRITORIES AND ARE REASONABLY REQUIRED FOR THE PROTECTION OF THE INTERESTS OF THE COMPANY.

7. Separate Covenants

This Agreement shall be deemed to consist of a series of separate covenants. Should a determination be made by a court of competent jurisdiction that the character, duration, or geographical scope of any provision of this Agreement is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement ·of the Company and Employee that this Agreement shall be construed by the court in such a manner as to. impose only those restrictions on the conduct of Employee which are reasonable in light of the circumstances as they then exist and as are necessary to assure the Company of the intended benefit of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because,-taken together, they are more extensive than necessary to assure the Company of the intended benefit of this Agreement, then it is expressly understood and agreed by the Company and Employee that those of such covenants which, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding, shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.

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8. Burden and Benefit

This Agreement shall be binding upon, and shall inure to the benefit of, the Company and Employee, and their respective successors and assigns. The Company shall have the right to assign its rights hereunder to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise.

9. Arbitration

9.1 Any controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes (including the Optional Rules for Emergency Measures Of Protection) and judgment on the award entered in any court having jurisdiction.

9.2 The arbitration proceedings shall be conducted before a panel of three neutral arbitrators, all of whom shall be members of the bar of the state of Nevada, actively engaged in the practice of employment law for at least ten years.

9.3 Either party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy otherwise resolved. Either party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the arbitral tribunal's determination of the merits of the controversy.

9.5 Each party shall bear its own costs, expenses and attorneys fees and an equal share of the arbitrators' and administrative fees of arbitration.

9.6 Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties. All documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy, available for the inspection only of the Company or Employee and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all- such information confidentially and to maintain such information in secrecy until such information shall become generally known.

9.7 The place of arbitration shall be Clark County, Nevada.

9.8 In consideration for and as a material condition of Employee's employment with the Company, Employee .agrees that final and binding arbitration is the exclusive means for resolving any claim or controversy arising out of or related to this Agreement. This Agreement is a waiver of all rights Employee may have to a civil court action. Accordingly, only an arbitrator, not a judge or jury, will decide the dispute, although the arbitrator has the authority to award any type of relief that could otherwise be awarded by a judge or jury.

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10. Governing Law; Partial Invalidity; Jurisdiction and Venue

10.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflict law applicable to contracts made and to be performed with such state. ·

10.2 The Agreement shall be liberally construed to maximize protection of the Company's rights in confidential information and customer relations. If any provision of this Agreement is held to be overly broad, invalid or otherwise unenforceable under the applicable law and circumstances by the reviewing court, Employee agrees to modification or reduction of the scope of such provision as such court deems necessary and appropriate to permit its enforcement as modified:- The invalidity or unenforceability in-whole-or part, of any provision of this Agreement shall not affect the validity or enforceability of any other provision unless otherwise indicated in this Agreement.

10.3 Any judicial proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or any agreement identified herein may be brought the in state or federal courts in Clark County, Nevada and by the execution and delivery of this Agreement, each of the parties hereto accepts for itself the jurisdiction of the aforesaid courts and irrevocably consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such proceedings, and waives any objection to venue laid therein.

11. Severability

The provisions of this Agreement (including in particular, but not limited to, the provisions of Paragraphs 2, 3, and 4 hereof) shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any one or more of the other provisions hereof.

12. Entire Agreement and Amendments

This Agreement contains the ·entire agreement and understanding by and between the Company and Employee with respect to the covenants contained herein, and no representations, promises, agreements, or understandings, written or oral, not herein contained shall be of any force or effect. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the party against whom such waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or will be deemed a valid waiver of such provision at any other time.

13. Notices

All notices, requests, consents, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first-class, postage prepaid, certified mail, return receipt requested, to Company;-by personal-notice to its President whose current address is:

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Robert B. Saucier

Galaxy Gaming, Inc.

6980 O'Bannon Drive

Las Vegas, Nevada 89117

and to Employee at

William E. O'Hara

554 Eagle Perch Place

Henderson, Nevada 89012

or to such other addresses as either party may specify by written notice to the other.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS HAD SUFFICIENT OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY. IF EMPLOYEE DID NOT DO SO, IT IS BECAUSE EMPLOYEE READ AND UNDERSTOOD THE ENTIRE AGREEMENT AND VOLUNTARILY CHOSE NOT TO OBTAIN LEGAL ADVICE. EMPLOYEE AGREES THAT THE RESTRICTIONS CONTAINED IN THIS AGREEMENT ARE FAIR AND APPROPRIATE UNDER THE CIRCUMSTANCES

IN WITNESS WHEREOF, the parties hereto have knowingly and voluntarily executed the Agreement as of the day and year first written above.

WILLIAM E. O’HARA	GALAXY GAMING, INC.

/s/ William E. O’Hara	/s/ Robert Saucier
Signature	Robert Saucier, President

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APPENDIX B OF WILLIAM E. O'HARA EMPLOYMENT AGREEMENT

		Personal Time Off			Section 125 Benefit Credit
	Hours per Pay Period	Year 1	Year 2	Year 3	Year 1	Year 2	Year 3
Level 5	Member	-	-	-	-	-	-
Level 4	Sr. Manager	5	6	7	8%	9%	10%
Level 3	Manager	4	5	6	7%	8%	9%
Level 2	Sr. Administrative	3	4	5	6%	7.%	8%
Level 1	Administrative	2	3	4	5%	6%	7%

	Annual Days:	15	18	21
		12	15	18
		9	12	15
		6	9	12

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